SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only (as permitted by
        14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[X]     Soliciting Material Pursuant to Sections 240.14a-11(c) or Section
        240.14a-12

                          NORTHFIELD LABORATORIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                            MANAGEMENT INSIGHTS, INC.
--------------------------------------------------------------------------------
    (Name Of Person(S) Filing Proxy Statement, if other than the Registrant)

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

NOTE:

This press release was originally issued on August 31, 2000, and is being revised to add the participant information required by Rule 14a-12(b)


          INFORMATION CONCERNING MANAGEMENT INSIGHTS, C. ROBERT COATES
                    AND OTHER PARTICIPANTS IN PROXY STATEMENT
                        FOR NORTHFIELD LABORATORIES INC.


Information regarding Management Insights, Inc., C. Robert Coates and the other nominees supported by Management Insights for election to the Board of Directors of Northfield Laboratories Inc. ("Northfield Labs"), each participant's interest in Northfield Labs and information regarding Beacon Hill Partners, Management Insights' proxy solicitation firm, is available in Management Insights' preliminary proxy statement and will be furnished to stockholders of Northfield Labs in Management Insights' definitive proxy statement. Stockholders of Northfield Labs are urged to read the proxy statement carefully, as it will contain important information about Management Insights' nominees. The definitive proxy statement will be available on the SEC's Internet site at http://www.sec.gov. In addition, Management Insights will provide to any requesting stockholder additional copies of the definitive proxy statement and form of proxy as soon as they are available. Requests for any such materials should be directed to Beacon Hill at its toll-free number: 800-755-5001.

FOR IMMEDIATE RELEASE
---------------------

Contact:
Michael Eden
Management Insights, Inc.
14755 Preston Road   Suite 525
Dallas, TX 75240
(972) 755-2064
meden@managementinsights.com

Major Investor in Northfield Labs Files for Proxy Contest

Dallas/August 31, 2000/PRNewswire/ -- -- C. Robert Coates and Management Insights, Inc. (MII) today announced they have filed a slate of four candidates to stand for election to the Board of Directors of Northfield Laboratories Inc. (NASDAQ: NFLD) at the company's annual meeting on October 12, 2000. Mr. Coates and MII are significant Northfield Labs shareholders, owning approximately 4.5% of the company's common stock.

"We continue to believe Northfield's product, PolyHeme, is the best blood substitute under development and is a testament to the quality of Northfield's research staff," said Mr. Coates. "However, events of the past months have shown that the current, entrenched Board is no longer committed to the interests of public shareholders. We believe the election of several truly independent directors is necessary to maximize shareholder value."

In addition, C. Robert Coates and MII announced that they have released the following letter for mailing to Northfield Labs' shareholders.

                                       ***
                              AN IMPORTANT MESSAGE
                 FOR FELLOW SHAREHOLDERS OF NORTHFIELD LABS INC.
               FROM C. ROBERT COATES AND MANAGEMENT INSIGHTS, INC.

AUGUST 31, 2000

Dear Fellow Northfield Shareholder:

Today we announced that we have filed a slate of four candidates to stand for election to the Board of Directors of Northfield Labs at the Annual Meeting on October 12, 2000. We did not take this step lightly.

I wrote to you on June 19, 2000 concerning the "Wall of Silence" policy that our current Board has adopted toward communicating the Company's progress, and the chilling effect that this policy has had on Northfield's share price relative to its competitors. Many of you responded to our letter with similar stories describing your attempts to get the Company to provide you information, or even to get your phone calls returned.

On July 24, 2000 I flew to Chicago and met with Richard DeWoskin to discuss the points in our letter and share the feedback we had received from other shareholders. By mutual consent we did not discuss any information about Northfield Labs that is not publicly available.

In that meeting, I discussed:

         o our determination that Polyheme was the best "blood substitute" currently in FDA trials and that it represented an incredible scientific achievement on the part of its inventors.

         o my background, including my MBA and PhD in Finance, Economics and Accounting from the University of Chicago, my ownership and management for the last twenty years of a very successful consulting company, and my extensive experience in the valuation of companies- including having served as an expert witness in that area.

         o a detailed explanation of the true value of Northfield shares based on a market comparison of its peers and my reasons for expecting a valuation of $35 or more a share if Mr. DeWoskin followed standard business practices. These include adding staff in the marketing and investor relations areas and communicating with securities analysts, shareholders, the medical community and the general public.

Mr. DeWoskin indicated that he was unconcerned with the actions of the stock market and the current price of Northfield shares, but did commit to provide a timely response to shareholders about our meeting. When he did not, we issued our own press release on August 2, 2000 confirming the meeting.

Northfield's share price reflects Mr. DeWoskin's attitude. According to the proxy statement Northfield has already sent you, $100 invested in the NASDAQ Stock Market or the NASDAQ Pharmaceutical Index would have grown to over $400 in the period from 1995 to 2000, while that same $100 invested in Northfield would have decreased to $80.90 over the same period.

We believe it is intolerable that the Board of Directors, with a fiduciary duty to maximize shareholder value, can allow this attitude to exist. Although we are all excited by the humanitarian benefits that a product like PolyHeme will bring to the world, we all invest in companies to achieve a return - a return that funds important life events like our retirements and our children's education. As Northfield achieves product milestones along the long path to FDA approval, its value should increase to reflect those successes. When information is withheld, the markets must assume there are no successes, and hence there is no reason for the price to improve. An increasing share price also would allow the company to raise additional capital and outpace the competition.

In a further effort to get the attention of management and the board, on August 10, 2000 we submitted nomination notices for four directors. Although we complied with the elaborate and restrictive procedures in Northfield's by-laws, Northfield claimed that we had failed to provide all the information required. We immediately certified that all required information had been provided. Northfield then sent us a letter that stated:

          "it would not be desirable or in the best interests of Northfield or our stockholders to include the proposed nominees in the Board's recommendation to stockholders concerning the election of directors at our upcoming annual meeting. Accordingly, Northfield's proxy materials for our annual meeting will not include the proposed nominees in the list of directors recommended by the Board."

Apparently this Board is under the delusion that UNDER-PERFORMING the market by 300% over the past five years IS in the best interest of shareholders! Since our current Board of Directors is ignoring our pleas for them to fulfill their duty to us, we see no alternative other than to replace four of the six of them. We do not want to see the Company sold, nor do we believe any changes need to be made to the brilliant Northfield scientific organization that is developing PolyHeme.

We simply want a Board of Directors that will do its job.

To add insult to injury, this Board of Directors, not wanting to face you, is denying you the right to question them in person at the upcoming Annual Meeting and hold them accountable. In a recent SEC filing, they announced that no questions concerning the Company's progress and prospects would be allowed at the Annual Meeting! You must submit any questions you have seven days in advance and any answers they choose to give will only be broadcast over the Internet or the telephone. Your Directors and the Management whose salaries you pay won't even address you face to face!

                      THE TIME HAS COME FOR SHAREHOLDERS TO
                         TEAR DOWN THE WALL OF SILENCE!

You will be receiving a proxy statement and proxy-voting card from us in mid-September. We encourage you not to return the Company's proxy card until you have received ours and studied it closely.


Best regards,



C. Robert Coates
Chief Executive Officer
Management Insights, Inc.

THIS LETTER IS NOT A SOLICITATION OF YOUR PROXY; C. ROBERT COATES AND MANAGEMENT INSIGHTS, INC. INTEND TO SOLICIT PROXIES FROM YOU THROUGH DELIVERY TO YOU OF A PROXY STATEMENT WITH ACCOMPANYING PROXY CARD. WE STRONGLY ENCOURAGE YOU TO READ OUR PROXY STATEMENT, WHICH IS AVAILABLE FOR FREE AT THE SEC'S WEB SITE (WWW.SEC.GOV). OUR PROXY STATEMENT CONTAINS INFORMATION IMPORTANT TO YOUR DECISION. A COPY OF OUR PROXY STATEMENT WILL ALSO BE SENT DIRECTLY TO YOU. YOU MAY ALSO CONTACT OUR PROXY SOLICITOR, BEACON HILL PARTNERS, AT 1-800-755-5001 TO OBTAIN FREE COPIES.

                                       ***
About Management Insights, Inc.
-------------------------------
Management Insights, Inc. (MII) is a diversified management consulting, venture capital, and investment firm. Its customers include a number of Fortune 500 companies. Among its public investments are large equity stakes in Inprise Corporation, Evolving Systems, Northfield Labs, Seitel, and Plains Resources. Through its ProxyCapital Partners, Inc. subsidiary, MII serves as fund manager for ProxyCapital LP, a value-oriented hedge fund.